SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                  July 27, 1999




                         PEEKSKILL FINANCIAL CORPORATION
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             (Exact name of Registrant as specified in its Charter)




          Delaware                   0-27178                13-3858258
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       (State or other       (Commission File No.)      (IRS Employer
        jurisdiction of                                  Identification
        incorporation)                                   Number)




         1019 Park Street, Peekskill, New York                    10566
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              (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (914) 737-2777
                                                           --------------


                                       N/A
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          (Former name or former address, if changed since last report)

Item 5.  Other Events
---------------------

     On July 27, 1999, the Registrant issued the attached press release announcing its fourth quarter and fiscal year net income, declaring a cash dividend and announcing its annual meeting date.


Item 7.  Financial Statements and Exhibits
------------------------------------------

         (a)      Exhibits

                  99.1      Press release, dated July 27, 1999.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          PEEKSKILL FINANCIAL CORPORATION




Date:  July 30, 1999                       By: /s/ Eldorus Maynard
      -------------------                     --------------------------------
                                              Eldorus Maynard, Chairman and
                                               Chief Executive Officer

                                                                    EXHIBIT 99.1

DATE:     July 27, 1999

CONTACT:  Eldorus Maynard, Chairman & CEO

PHONE:    914-737-2777

FOR IMMEDIATE RELEASE

          PEEKSKILL FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER AND
      FISCAL YEAR NET INCOME, DECLARES CASH DIVIDEND AND ANNOUNCES ANNUAL
                                  MEETING DATE

Peekskill, New York - Peekskill Financial Corporation ("Company"), the holding company for First Federal Savings Bank ("Bank"), today announced net income of $228,000, or $0.14 per diluted share, for the quarter ended June 30, 1999, compared to net income of $461,000, or $0.17 per diluted share, for the same period last year. For the year ended June 30, 1999, net income totaled $1.5 million, or $0.69 per diluted share, compared to $1.9 million, or $0.66 per diluted share, for the year ended June 30, 1998. Basic earnings per share amounts were $0.14 and $0.18 for the quarters ended June 30, 1999 and 1998, respectively, and $0.71 and $0.68 for the fiscal years ended June 30, 1999 and 1998, respectively. Fiscal 1999 net income amounts for the fourth quarter and full year were reduced by approximately $125,000 for the after-tax costs incurred to establish a Real Estate Investment Trust ("REIT"), as discussed below. Excluding the REIT expenses, diluted earnings per share would have been $0.22 and $0.75, respectively, for the quarter and year ended June 30, 1999.

The Company also announced that the Board of Directors has declared a quarterly cash dividend of $0.09 per share, payable September 3, 1999 to holders of record as of August 13, 1999. In addition, the Company announced that the annual meeting of stockholders will be held on October 20, 1999 at the main office of the Company at 3:30 p.m.

Net interest income decreased $185,000 in the current quarter compared to the quarter ended June 30, 1998 and decreased $277,000 for the year ended June 30, 1999 compared to the prior year. Interest and dividend income decreased $21,000 to $3.2 million for the quarter ended June 30, 1999 compared to the quarter ended June 30, 1998, reflecting a 22 basis point decrease in the average yield, substantially offset by a $5.4 million increase in average interest-earning assets. Interest expense increased $164,000 to $1.8 million for the quarter ended June 30, 1999 compared to the same quarter last year. This increase was due primarily to a $21.8 million increase in average interest-bearing liabilities partially offset by a 16 basis point decrease in the average cost.

Interest and dividend income increased $656,000 to $13.3 million for the year ended June 30, 1999 compared to the same period a year ago. The increase was caused primarily by a $15.4 million increase in average interest-earning assets, partially offset by a 19 basis point decrease in the average yield. Interest expense increased $933,000 to $7.0 million for the year ended June 30, 1999 compared to the year ended June 30, 1998, primarily due to a $23.8 million increase in average interest-bearing liabilities.

During the current year, the Company recognized interest income on certain participation loans ("TASCO Loans") for which the FDIC, as a servicer of these loans, has disputed its obligation to pass-through certain principal and interest payments whether or not such amounts are collected from the borrowers. The FDIC suspended payments beginning in 1996, but resumed making certain payments in 1997 and has continued to do so. As a result, interest payments of $44,000 received in the current year (including $10,000 for the current quarter) were recognized as income on a cash basis. No interest income was recognized on the TASCO Loans during the year ended June 30, 1998. The Company's participation interests in the TASCO Loans totaled $643,000 and $876,000 at June 30, 1999 and 1998, respectively. The decrease during fiscal 1999 reflects current year principal payments, as well as principal reductions from the reclassification of $143,000 in interest payments deferred in fiscal 1997 and 1998. Based on the present payment status of the loans underlying the participation interests, management has classified participation interests of $316,000 as non-performing at June 30, 1999. All participation interests were classified as non-performing at June 30, 1998.

In addition to the TASCO Loans, the Bank had three loans, with principal balances totaling $382,000 on non-accrual status at June 30, 1999 and two loans, with principal balances totaling $245,000 on non-accrual status at June 30, 1998. One-to-four family mortgage loans past due more than 90 days but still accruing interest totaled $432,000 at June 30, 1999 compared to $370,000 at June 30, 1998. The Bank had no real estate owned at June 30, 1999 and one property classified as real estate owned with a carrying value of $94,000 at June 30, 1998.

The provision for loan losses was $15,000 for the quarters ended June 30, 1999 and 1998, and $60,000 for the years ended June 30, 1999 and 1998. The allowance for loan losses was $742,000 or 65.7% of non-performing loans at June 30, 1999, compared to $682,000 or 45.7% of non-performing loans at June 30, 1998. There were no loan charge-offs or recoveries in the years ended June 30, 1999 and 1998. Management's ongoing evaluation of the adequacy of the allowance for loan losses is based on an assessment of local economic and real estate market conditions, loan portfolio growth and the level of non-performing loans.

Non-interest expense increased $245,000 for the quarter ended June 30, 1999 compared to the prior year quarter. The increase was caused primarily by a $214,000 increase in professional fees due to the Company's establishment of a Real Estate Investment Trust ("REIT") in the quarter ended June 30, 1999. For the year ended June 30, 1999, non-interest expense totaled $3.8 million, an increase of $332,000 compared to last year. The increase was caused primarily by a $248,000 increase in professional fees (primarily related to the REIT), a

$22,000 increase in occupancy costs, a $50,000 increase in computer service fees and a $76,000 increase in other operating expenses, partially offset by a $74,000 decrease in compensation and benefits expense. The decrease in compensation and benefits expense for the year ended June 30, 1999 was caused primarily by a $64,000 charge to expense last year for the full vesting of certain shares, under the Company's Recognition and Retention Plan, due to the death of a Director.

Income tax expense for the quarter ended June 30, 1999 decreased $194,000, or 51.9%, compared to the same period last year and decreased $248,000 for the year ended June 30, 1999 compared to the prior year, primarily due to decreases in pre-tax income. The establishment of the REIT is expected to produce substantial tax savings and a lower effective tax rate for the Company in fiscal 2000 and beyond. The Company anticipates that the amount of tax benefits realized within approximately the first year will match the after-tax costs incurred in fiscal 1999 to establish the REIT.

Total assets at June 30, 1999 were $206.9 million compared to $200.3 million at June 30, 1998. The increase of $6.6 million is primarily comprised of a $15.8 million increase in net loans, partially offset by a $9.1 million decrease in total securities. Changes in the Company's funding sources during the current year included two additional borrowings under securities repurchase agreements totaling $15.0 million and an $8.8 million increase in depositor accounts, partially offset by a $15.9 million decrease in stockholders' equity. The increase in depositor accounts is comprised primarily of a $5.1 million increase in money market and NOW accounts and a $3.9 million increase in certificates of deposit. The decrease in stockholders' equity primarily reflects treasury stock purchases of $16.8 million (including $13.5 million in the third fiscal quarter upon completion of the Modified Dutch Auction Tender Offer) and dividends paid of $773,000, partially offset by net income of $1.5 million.

The Company's stock is traded on the NASDAQ National Market System under the symbol "PEEK".

                                    * * * * *

Forward-Looking Statements

         The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to June 30, 1999. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements for subsequent periods are subject to greater uncertainty because of the likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements. The Company's forward-looking statements speak only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

         In addition to those factors previously disclosed by the Company and those factors identified elsewhere herein, the following factors could cause actual results to differ materially from such forward-looking statements: pricing pressures on loan and deposit products; actions of competitors; changes in local and national economic conditions; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; the extent and timing of legislative and regulatory actions and reforms; and Year 2000 related costs and issues substantially different from those now anticipated.

PEEKSKILL FINANCIAL CORPORATION
SELECTED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except per share amounts)


                                      June 30,             June 30,
                                        1999                 1998
                                    ----------            ----------
Selected Financial Condition Data:
Total assets                         $206,932              $200,341
Loans, net                             63,436                47,631
Securities:
   Held-to-maturity                   119,122               135,446
   Available-for-sale                  15,673                 8,498
Cash and cash equivalents               4,157                 4,626
Depositor accounts                    148,693               139,858
Securities repurchase agreements       28,000                13,000
Stockholders' equity                   27,352                43,206

Non-performing loans                   $1,130                $1,491
Real estate owned                         ---                    94

Book value per share                   $14.49                $14.92
Equity as a percent of total assets     13.22%                21.57%


                                 For the three months       For the year
                                    ended June 30,          ended June 30,
                               -----------------------  -------------------
                                 1999          1998       1999       1998
                               ---------   -----------  --------   --------
Selected Operating Data:
Interest and dividend income    $3,248        $3,269    $13,299    $12,643
Interest expense                 1,782         1,618      6,967      6,034
Net interest income              1,466         1,651      6,332      6,609
Provision for loan losses           15            15         60         60
Non-interest income                 62            59        255        225
Non-interest expense (1)         1,105           860      3,806      3,474
Income before income tax expense   408           835      2,721      3,300

Income tax expense (1)             180           374      1,198      1,446
Net income                        $228          $461     $1,523     $1,854


Earnings per share:
   Basic                       $0.14           $0.18      $0.71      $0.68
   Diluted                     $0.14           $0.17      $0.69      $0.66

Return on average assets        0.45%           0.94%      0.75%      0.98%
Return on average equity        3.22%           4.14%      4.05%      4.02%